Exhibit 23.1

KPMG LLP Suite 1400 2323 Ross Avenue Dallas, TX 75201-2721

Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated May 23, 2024, with respect to the combined financial statements of Seaport Entertainment Division of Howard Hughes, included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Dallas, Texas
May 23, 2024